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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Applebee’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, KS 66207
(913) 967-4000
April 12, 2005
Dear Stockholder:
The Applebee’s 2005 Annual Meeting of Stockholders will be held on May 12, 2005, at 10:00 a.m., CDT, at the Overland Park Marriott Hotel, which is located at 10800 Metcalf Avenue, Overland Park, Kansas 66210. We look forward to your attendance either in person or by proxy. The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card from Applebee’s Board of Directors are enclosed.
Details of the business to be conducted at the Annual Meeting are given in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is more important than ever in 2005. Each share of Applebee’s stock that you own represents one vote. If you do not vote your shares, you will not have a say in the important issues to be voted on at the Annual Meeting. I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.
Mr. Mark Hansen is not a nominee for election and his term on the board will end at the Annual Meeting. We are very grateful to him for his many valuable contributions to the Board.
If you have any questions concerning the Annual Meeting or the proposals, please contact Applebee’s Corporate Secretary at (913) 967-4000. For questions regarding your stock ownership, you may contact our transfer agent, Wells Fargo Bank, N.A., by phone at (800) 468-9716.
Sincerely yours,
Lloyd L. Hill
Chairman of the Board and Chief Executive Officer
Applebee’s International, Inc.

APPLEBEE’S INTERNATIONAL, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 12, 2005
Dear Stockholder:
      It is my pleasure to invite you to the 2005 Annual Meeting of Stockholders for Applebee’s International, Inc. We will hold the meeting on May 12, 2005, at 10:00 a.m., CDT, at the Overland Park Marriott Hotel, which is located at 10800 Metcalf Avenue, Overland Park, Kansas 66210.
      At the meeting, we will:

1.	Elect two directors;

2.	Approve the amendment to the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

3.	Approve the amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan;

4.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm (the “Auditors”) for the 2005 fiscal year;

5.	Act on a shareholder proposal to require us to issue a report on the feasibility of requiring our chicken suppliers to utilize an alternative method of slaughter; and

6.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      We have attached a Proxy Statement to this notice that more fully describes each of these items of business.
      The Board of Directors has chosen March 18, 2005, as the date used to determine the stockholders who will be able to attend and vote at the Annual Meeting. If you own stock in Applebee’s International, Inc. at the close of business on that date, you are cordially invited to attend the Annual Meeting. Seating at the meeting will be limited to Applebee’s stockholders, proxy holders, and invited guests of the Company. If you are a stockholder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement.
      Your vote is important. If you decide not to attend the Annual Meeting in person, you may vote on these proposals by proxy. To do so, please complete, date, sign, and return the enclosed proxy card promptly. We have enclosed a postage-prepaid envelope to expedite the return of your completed proxy card. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. If you have voted by mail or by telephone or over the Internet and later decide to attend the Annual Meeting, you may come to the meeting and vote in person.
      We look forward to seeing you at the meeting.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary
Overland Park, Kansas
April 12, 2005

APPLEBEE’S INTERNATIONAL, INC.
PROXY STATEMENT

APPLEBEE’S INTERNATIONAL, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Why did you send this Proxy Statement to me?
      The Board of Directors of Applebee’s International, Inc. (sometimes referred to herein as “Applebee’s,” “we,” “us,” “our,” or the “Company”) is soliciting the enclosed proxy to be used at the Annual Meeting of Stockholders on May 12, 2005, at 10:00 a.m., CDT, and at any adjournment or postponement of that meeting. The meeting will be held at the Overland Park Marriott Hotel, which is located at 10800 Metcalf Avenue, Overland Park, Kansas 66210. The purpose of the meeting is to:

•	Elect two directors;

•	Approve an amendment to the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

•	Approve an amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan;

•	Ratify the selection of Deloitte & Touche LLP as our Auditors for the 2005 fiscal year;

•	Act on a shareholder proposal to require us to issue a report on the feasibility of requiring our chicken suppliers to utilize an alternative method of slaughter; and

•	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      We mailed this Proxy Statement and the accompanying proxy on or about April 12, 2005 to all stockholders entitled to vote at the Annual Meeting.
How many votes do I have?
      If we had your name on record as owning stock in Applebee’s International, Inc. at the close of business on March 18, 2005, then you are entitled to vote at the Annual Meeting. You are entitled to one vote for each share of Applebee’s common stock you own as of that date. At the close of business on March 18, 2005, 81,074,761 shares of the Company’s common stock were outstanding and eligible to vote.
How do I vote by proxy?
      Whether you plan to attend the Annual Meeting or not, we encourage you to complete, sign, date, and return the enclosed proxy card. We have enclosed a postage-prepaid envelope for your convenience. You may also vote by telephone or over the Internet as indicated on the proxy card instructions. Voting your shares by returning the enclosed proxy card, or by telephone or over the Internet, will not affect your right to attend the Annual Meeting and vote in person.
How do I attend the Annual Meeting in Person?
      Seating at the Annual Meeting will be limited to Applebee’s stockholders or their proxyholders and the Company’s invited guests. If you are a holder of record in your own name, please bring photo identification to the Annual Meeting. If you hold shares through a bank, broker or other third party, please bring photo identification and a current brokerage statement. Cameras, recording equipment and other electronic devices will not be permitted at the meeting. The Annual Meeting will begin promptly at 10:00 a.m., CDT, so please plan to arrive accordingly.

May I revoke my proxy?
      You may change your vote or revoke your proxy any time before the Annual Meeting by:

•	Returning another proxy card with a later date;

•	Sending written notification of revocation to the Secretary of the Company at our principal executive offices;

•	Entering a later vote by telephone or over the Internet; or

•	Attending the Annual Meeting and voting in person.
Who pays for the solicitation of proxies and how are they solicited?
      Applebee’s pays the entire cost of the solicitation of proxies. This includes preparation, assembly, printing, and mailing of this Proxy Statement and any other information we send to stockholders. We may supplement our efforts to solicit your proxy in the following ways:

•	We may contact you using the telephone or electronic communication;

•	Directors, officers, or other regular employees of Applebee’s may contact you personally; or

•	We may hire agents for the sole purpose of contacting you regarding your proxy.
      If the Company hires soliciting agents, we will pay them a reasonable fee for their services. We will not pay directors, officers, or other regular employees any additional compensation for their efforts to supplement our proxy solicitation.
Can I vote if my shares are held in “street name”?
      If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your bank or brokerage firm provides you. If you do not give instructions to your bank or brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. Proposals I and IV are discretionary and Proposals II, III and V are nondiscretionary. In the case of non-discretionary items, the shares will be treated as “broker non-votes.” To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy from the holder of record.
What constitutes a quorum?
      In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued, outstanding and entitled to vote at the meeting, or at least 40,537,381 shares. Shares of common stock represented in person or by proxy (including “broker non-votes” and shares that abstain or do not vote with respect to one or more of the matters to be voted upon) will be counted for the purpose of determining whether a quorum exists. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.
What vote is required to approve each proposal?

•	Proposal I: Election of Directors
The two nominees for director who receive the most votes will be elected. Votes withheld will therefore have no effect on the outcome of this proposal because only a plurality of votes actually cast is needed to elect a director.

•	Proposal II: Amendment to the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal III: Amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against this proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal IV: Ratify Selection of Auditors
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.

•	Proposal V: Act on Shareholder Proposal
The affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting is required to approve this proposal. Abstentions are counted as votes cast and have the same effect as votes against the proposal. Broker non-votes have no effect on the outcome of the voting on this proposal.
How will my proxy get voted?
      If you properly fill in and return the enclosed proxy card, or vote by telephone or over the Internet, the designated Proxies (the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, the designated Proxies will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of the two nominees for director;

•	“FOR” approval of the amendment to the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan;

•	“FOR” approval of the amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan;

•	“FOR” ratification of Deloitte & Touche LLP as our Auditors for the 2005 fiscal year; and

•	“AGAINST” approval of the shareholder proposal.
      If necessary, and unless you have indicated on your proxy card that you wish to vote against any of the proposals, the individuals named on your proxy card may vote in favor of a proposal to adjourn the meeting to a later date in order to solicit and obtain sufficient votes for any of the proposals.
How will voting on “any other business” be conducted?
      Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any additional business is presented at the Annual Meeting, your signed or electronically transmitted proxy card gives authority to the designated Proxies to vote on such matters at their discretion.
How do I submit a proposal for next year’s Annual Meeting?
      If you have a proposal, other than a nomination for the Board of Directors, that you would like us to consider at the 2006 Annual Meeting of Stockholders, and you do not want the Company’s proxy holders to be allowed to use their discretionary voting authority to vote against this stockholder proposal when and if raised, you must submit your proposal to us no later than February 26, 2006. If you would like your proposal to be included in our Proxy Statement and proxy relating to that meeting, it must comply with the Securities and Exchange Commission (“SEC”) rules, and you must submit it to us no later than December 13, 2005.

How do I submit a nomination for the Board of Directors?
      If you wish to nominate an individual for a position on our Board of Directors, our Bylaws require that you submit your nomination, along with certain information about the candidate, to the Company’s Secretary between 60 and 75 days before the date of the Annual Meeting (or other meeting at which directors will be elected). This should be sent to our principal executive offices at 4551 W. 107th Street, Overland Park, Kansas 66207. If we first announce the date of the meeting to stockholders during the 60-day period prior to the meeting, however, you may submit nominations to us at any time before the close of business of the 10th day following the day on which we announced the meeting. The notice must include the information required by the Bylaws.
PROPOSAL I
ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF
EACH NAMED NOMINEE
      If you mail your proxy, it will be used to vote for the election of the Nominees named below unless you withhold the authority to do so when you send in your proxy. If any Nominee becomes unavailable for election as a result of an unexpected occurrence, we would use your shares to vote for a substitute Nominee that we would propose. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any Nominee will be unavailable to serve. We have included additional information concerning the following Nominees in the section entitled “Board Nominees and Incumbents.”
      Our Board of Directors has three classes. Directors in each class serve three-year terms. The Corporate Governance/ Nominating Committee has recommended to the Board of Directors, and the Board of Directors has nominated for election by the stockholders, the two individuals listed below. If elected, each of the below Nominees would serve until the 2008 Annual Meeting of Stockholders and until his or her successor is elected and qualified. A director’s term may end sooner due to death, resignation or removal.

		Current Position	Director
Name	Age	With The Company	Since	Class

Erline Belton	61	Director	1998	I
Eric L. Hansen	56	Director	1991	I
      Mr. Mark Hansen is currently a Class I director. He is not a nominee and is not standing for re-election. His term will expire at the Annual Meeting and we will have one vacant seat until filled by the Board of Directors. Any person named to fill this vacancy will be brought before the stockholders for election at the next annual meeting. Proxies cannot be voted for a greater number of persons than the number of Nominees named.
INFORMATION ABOUT THE BOARD OF DIRECTORS
AND EXECUTIVE AND OTHER SENIOR OFFICERS
Board Structure
      The Board of Directors is divided into three classes. Directors in each class serve for three-year terms.

•	Class I	There are currently three Class I directors. Their terms expire at the 2005 Annual Meeting. Mr. Mark Hansen is not a nominee and is not standing for re-election.
•	Class II	There are three Class II directors. Their terms expire at the 2006 Annual Meeting.
•	Class III	There are four Class III directors. Their terms expire at the 2007 Annual Meeting.

Board Nominees and Incumbents
      Below, we have furnished information for each of the two persons being nominated for election as a Class I director to a new three-year term, to serve until the 2008 Annual Meeting. We have also furnished information for each person who is continuing as a Class II or Class III director of the Company (“Incumbents”).
      ERLINE BELTON, age 61 (Nominee — Class I term expiring in 2005). Ms. Belton became a director of the Company in September 1998. Since November 1991, Ms. Belton has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located in Roxbury, Massachusetts. From April 1990 until September 1991, Ms. Belton served as Senior Vice President of Human Resources and Organizational Development for Progressive Insurance Companies in Cleveland, Ohio. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1990. Ms. Belton serves as Chair of a sub-committee of and as a member of the Executive Compensation Committee and as a member of the Corporate Governance/ Nominating Committee.
      DOUGLAS R. CONANT, age 53 (Incumbent — Class II term expiring in 2006). Mr. Conant became a director of the Company in December 1999. In January 2001, Mr. Conant joined Campbell Soup Company as President and Chief Executive Officer and was elected to their Board of Directors. He was President of Nabisco Foods Company, a subsidiary of Nabisco Group Holdings Corp., from July 1995 until January 2001. He had been with Nabisco since 1991, having served in a number of other executive positions. Prior to joining Nabisco, Mr. Conant spent more than 16 years with the General Mills and Kraft Foods organizations in a variety of senior strategic and marketing management positions. Mr. Conant serves as a Chair of the Executive Compensation Committee.
      D. PATRICK CURRAN, age 60 (Incumbent — Class II term expiring in 2006). Mr. Curran became a director of the Company in November 1992. He has served as Chief Executive Officer of the Curran Companies in North Kansas City, Missouri since August 1979, and as Chairman of Cook Composites and Polymers, a joint venture with Total Petroleum Corp. (France), since its formation in 1990. He also serves as a member of the Board of Directors of Gold Banc Corporation, Inc., a publicly-traded company. Mr. Curran serves as a member of the Audit Committee.
      ERIC L. HANSEN, age 56 (Nominee — Class I term expiring in 2005). Mr. Hansen became a director of the Company in January 1991. He is presently a shareholder in the Kansas City law firm of Holman, Hansen & Colville, P.C., a professional association. From September 1984 to December 1990, he served as a tax partner at Deloitte & Touche LLP, and from September 1974 to September 1984, he was a certified public accountant with Deloitte & Touche LLP. Mr. Hansen serves as Chair of the Audit Committee and as a member of the Corporate Governance/ Nominating Committee. Mr. Eric Hansen and Mr. Mark Hansen are not related.
      JACK P. HELMS, age 52 (Incumbent — Class III term expiring in 2007). Mr. Helms became a director of the Company in March 1994. He is presently a principal and shareholder in the investment banking firm of Goldsmith, Agio, Helms and Company in Minneapolis, Minnesota. From May 1978 to January 1986, Mr. Helms was a partner in the law firm of Fredrikson & Byron, P.A. in Minneapolis, Minnesota. Mr. Helms serves as a member of the Executive Compensation Committee and as Chair of the Corporate Governance/ Nominating Committee.
      LLOYD L. HILL, age 61 (Incumbent — Class III term expiring in 2007). Mr. Hill became a director of the Company in August 1989 and was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994. In December 1994, he assumed the role of President in addition to his role as Chief Operating Officer. Effective January 1, 1997, Mr. Hill assumed the role of Co-Chief Executive Officer. In January 1998, Mr. Hill assumed the full duties of Chief Executive Officer. As part of Applebee’s succession plan, Mr. Dave Goebel was named President effective January 1, 2005. In May 2000, Mr. Hill was elected Chairman of the Board. Prior to joining Applebee’s, he served as President of Kimberly Quality Care, a home health care and nurse personnel staffing company, from December 1989 to December 1993, where he also served as a director from 1988 to 1993, having joined that organization in 1980.
      STEVEN K. LUMPKIN, age 50 (Incumbent — Class II term expiring in 2006). Mr. Lumpkin became a director of the Company in January 2004. He was employed by the Company in May 1995 as Vice President of Administration. In January 1996, he was promoted to Senior Vice President of Administration. In November 1997, he assumed the position of Senior Vice President of Strategic Development and in January 1998 was promoted to Executive Vice President of Strategic Development. He was named Chief Development Officer in March 2001. In March 2002, Mr. Lumpkin assumed the position of Chief Financial Officer and Treasurer. Prior to joining

Applebee’s, Mr. Lumpkin was a Senior Vice President of a division of the Olsten Corporation, Kimberly Quality Care, from July 1993 until January 1995. From June 1990 until July 1993, Mr. Lumpkin was an Executive Vice President and a member of the Board of Directors of Kimberly Quality Care. From January 1978 until June 1990, Mr. Lumpkin was employed by Price Waterhouse LLP, where he served as a management consulting partner and certified public accountant.
      BURTON M. SACK, age 67 (Incumbent – Class III term expiring in 2007). Mr. Sack became a director and was appointed an Executive Vice President of the Company in October 1994. He was the principal shareholder, a director and the President of Pub Ventures of New England, Inc., a former franchisee that was acquired by the Company in October 1994. In January 1996, Mr. Sack was appointed Executive Vice President of New Business Development with responsibility for international franchising. Mr. Sack retired as an officer of the Company at the end of the 1997 fiscal year, but continues to serve as a director. Mr. Sack is a private investor and serves as a director and Chairman of the National Restaurant Association. Mr. Sack serves as a member of the Corporate Governance/ Nominating Committee.
      MICHAEL A. VOLKEMA, age 49 (Incumbent – Class III term expiring in 2007). Mr. Volkema has been a director since 2004. Since 1995, he has been employed by Herman Miller, Inc., a furniture manufacturer, in various executive positions, including Chief Executive Officer and Chairman of the Board. He currently serves as Chairman of the Board. From 1994 to 1995, he was a consultant to Herman Miller, Inc. and later served as President and Chief Executive Officer of Coro, Inc. From 1993 to 1994, Mr. Volkema was Chairman of the Board for Meridian, Inc. Both Meridian, Inc. and Coro, Inc., are wholly-owned subsidiaries of Herman Miller, Inc. Mr. Volkema serves as a member of the Audit Committee.
Board Committees and Meetings
      During fiscal year 2004, the Board of Directors held four meetings, the Audit Committee held six meetings, the Executive Compensation Committee held five meetings, and the Corporate Governance/ Nominating Committee held three meetings. During fiscal year 2004, each director attended more than 75% of the Board meetings and the meetings of the committees on which such director served.
      The Board has three standing committees: the Audit Committee, the Executive Compensation Committee and the Corporate Governance/ Nominating Committee. The Board has affirmatively determined that each director who serves on these committees is independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.
      The Audit Committee, acting pursuant to its written charter, assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. It engages the Company’s independent registered public accounting firm, reviews and approves services performed by such accountants, reviews and evaluates the Company’s accounting system and its system of internal controls, and performs other related duties delegated to such Committee by the Board of Directors as set forth in its charter. The Audit Committee Charter is attached hereto as Appendix A and is available on our website at www.applebees.com under the Investors section. The Audit Committee consists of the following independent directors: Mr. Curran, Mr. Eric Hansen, Chair, Mr. Mark Hansen and Mr.Volkema. Mr. Mark Hansen’s term expires at the Annual Meeting and he is not standing for re-election. The Board of Directors has determined that Mr. Eric Hansen is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.
      The Executive Compensation Committee, acting pursuant to its written charter, is responsible for setting executive compensation levels, bonus plan participation and executive and overall compensation policies. It also reviews and approves the various executive benefit plans and makes awards under the Company’s equity plans. The Executive Compensation Committee consists of the following independent directors: Ms. Belton, Mr. Conant, Chair, Mr. Mark Hansen and Mr. Helms. Mr. Mark Hansen’s term expires at the Annual Meeting and he is not standing for re-election. Ms. Belton is Chair of a sub-committee which evaluates the CEO. The Executive Compensation Committee Charter is available on our website at www.applebees.com under the Investors section.
      The Corporate Governance/ Nominating Committee, acting pursuant to its written charter, reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the Board of Directors. The Committee is also responsible for reviewing any stockholder nominations of Board candidates. The Corporate

Governance/ Nominating Committee consists of the following independent directors: Ms. Belton, Mr. Eric Hansen, Mr. Helms, Chair and Mr. Sack. The Corporate Governance/ Nominating Committee Charter is available on our website at www.applebees.com under the Investors section.
Corporate Governance
      The Corporate Governance/ Nominating Committee has developed, and the Board has adopted, certain corporate governance principles designed to formalize several existing practices and enhance governance efficiency and effectiveness. Among other things, these principles address the following:

•	prohibit Board members from serving on more than two other boards of public companies, unless the Board determines this service will not materially impact service to the Company;

•	prohibit director nomination for election after the age of 75;

•	direct periodic Board self-evaluation through the Corporate Governance/ Nominating Committee;

•	require the CEO to review succession planning on an annual basis with the Executive Compensation Committee and the Board;

•	authorize separate meeting time for independent directors at all regularly scheduled Board meetings;

•	authorize the Board and all committees to hire their own advisors;

•	require directors who change job responsibilities to offer to resign from the Board, if the Board deems it appropriate; and

•	set certain stock ownership guidelines for outside directors.
      Our corporate governance principles are available on our website at www.applebees.com under the Investors section.
      Annually, the Corporate Governance/ Nominating Committee follows a process designed to consider the re-election of existing directors and seek individuals qualified to become new board members for recommendation to the Board for any vacancies. The Corporate Governance/ Nominating Committee believes that having directors with relevant experience in business and industry, government, finance and other areas is beneficial to the Board as a whole. Directors with such backgrounds can provide a useful perspective on significant risks and competitive advantages and an understanding of the challenges the Company faces. The Corporate Governance/ Nominating Committee monitors the mix of skills and experience of its directors and committee members in order to assess whether the Board has the appropriate tools to perform its oversight function effectively.
      With respect to nominating existing directors, the Corporate Governance/ Nominating Committee reviews relevant information available to it, including the latest board evaluations for such persons, and assesses their continued ability and willingness to serve as a director. The Corporate Governance/ Nominating Committee also assesses each person’s contribution in light of the mix of skills and experience the Corporate Governance/ Nominating Committee has deemed appropriate for the Board.
      With respect to considering nominations of new directors when the opportunity arises, the Corporate Governance/ Nominating Committee conducts a thorough search to identify candidates based upon criteria the Corporate Governance/ Nominating Committee deems appropriate and considering the mix of skills and experience necessary to complement existing Board members. The Corporate Governance/ Nominating Committee then reviews selected candidates and makes a recommendation to the Board. The Corporate Governance/ Nominating Committee may seek input from other Board members or senior management in identifying candidates. The Corporate Governance/ Nominating Committee will consider nominations for the Board by stockholders the same way it evaluates other individuals for nomination as a new director. Such nominations must be made in accordance with the Company’s Bylaws.

      The Company publishes in its Annual Meeting materials and SEC filings the names of its directors, any of whom may be contacted in writing in care of the Company. Written communication addressed to the Board in general is reviewed by the Chairman for appropriate handling. Written communication addressed to an individual Board member is forwarded to that person directly.
      The Company expects its Board members to attend the Annual Meeting of Stockholders and schedules Board and committee meetings to coincide with the stockholder meeting to facilitate this. All of the directors attended the 2004 Annual Meeting of Stockholders.
      The Board of Directors has affirmatively determined that, except for Mr. Hill and Mr. Lumpkin, all other directors are independent, as that term is defined by applicable Nasdaq listing standards and SEC rules.
Director Compensation
      For director compensation purposes, Ms. Belton, Mr. Conant, Mr. Curran, Mr. Eric Hansen, Mr. Mark Hansen, Mr. Helms, Mr. Sack and Mr. Volkema were considered “non-employee directors” throughout 2004. During 2004, Mr. Hill and Mr. Lumpkin were “employee directors.” In 2004, non-employee directors received an annual cash retainer of $30,000 for service as a director, including participation on the three standing committees. Committee and sub-committee Chairs received an additional $10,000 annually. Compensation, if any, for service on special committees is determined by the Board at the time of establishment of the special committee. Employee directors do not receive any compensation for their service on the Board.
      Additionally, prior to being amended at the 2004 Annual Meeting, the Company’s 1995 Equity Incentive Plan provided that options to purchase 20,250 shares will be granted to non-employee directors automatically on the first day in each calendar year that our common stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. Accordingly, options to purchase 20,250 shares were granted to each of the non-employee directors on January 2, 2004. Beginning in fiscal 2005, the Company has changed the non-employee director equity compensation as described below.
      The Amended and Restated 1995 Equity Incentive Plan also permits non-employee directors to elect to have their annual cash retainer paid by the grant of stock options. If, on or before December 15th, a non-employee director elects to receive stock options in lieu of all or a portion of his or her cash retainer for the following year, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. In 2003, Mr. Conant, Mr. Helms and Mr. Sack elected to receive all or a portion of their cash retainer for 2004 in stock options and accordingly, in January of 2004 received 3,885, 1,950 and 3,885 options, respectively.
      Cash compensation paid and stock options granted to Mr. Hill and Mr. Lumpkin for services rendered to the Company as an employee in fiscal 2004 are shown in the Summary Compensation Table.
      In December 2004, the Board approved, pursuant to Section 9.1(a) of the Amended and Restated 1995 Equity Incentive Plan, the amount and mix of cash and equity compensation to be paid to the Company’s non-employee directors for their services to the Company in fiscal 2005. The total annual compensation is valued at $171,000, based on, as set forth in Section 9.1(a), providing overall compensation in the range of the 75th percentile of non-employee director compensation paid by a selected peer group of public companies. Each non-employee director will receive $35,000 in cash as an annual retainer. Committee and sub-committee Chairs will continue to receive an additional $10,000 retainer. As discussed above, a director may elect to receive all or a portion of this retainer in stock options. The remaining $136,000 in value of annual compensation will be paid in a combination of stock options and restricted stock.

Certain Information Concerning Executive and Other Senior Officers
      Information regarding the executive and other senior officers of the Company, who are not also current directors, is as follows:

Name	Age	Position

David L. Goebel	54	President and Chief Operating Officer
John C. Cywinski	42	Executive Vice President and Chief Marketing Officer
Louis A. Kaucic	53	Executive Vice President and Chief People Officer
Carin L. Stutz	48	Executive Vice President of Operations
Rohan St. George	45	President of International Division
Philip R. Crimmins	53	Senior Vice President of Development
Michael Czinege	51	Senior Vice President and Chief Information Officer
Miguel Fernandez	50	Senior Vice President of Company Operations
Kurt Hankins	44	Senior Vice President of Menu Development and Innovation
David R. Parsley	58	Senior Vice President of Supply Chain Management
Carol A. DiRaimo	43	Vice President of Investor Relations
Beverly O. Elving	51	Vice President and Controller
Rebecca R. Tilden	49	Vice President, Secretary and General Counsel
      David L. Goebel was employed by Applebee’s in February 2001 as Senior Vice President of Franchise Operations and was promoted to the position of Executive Vice President of Operations in December 2002. In January 2004, Mr. Goebel was promoted to Chief Operating Officer. In January 2005 he was also named President. Prior to joining Applebee’s, Mr. Goebel headed a management company that provided consulting and strategic planning services to various businesses from April 1998 to February 2001. Prior to 1998, he was a franchise principal with an early developer group of the Boston Market concept. Mr. Goebel’s business experience also includes positions as Vice President of Business Development for Rent-a-Center (a subsidiary of Thorn, EMI) and Vice President of Operations for Ground Round restaurants.
      John C. Cywinski was employed by Applebee’s in July 2001 as Senior Vice President and Chief Marketing Officer and he was promoted to Executive Vice President in January 2004. Prior to joining Applebee’s, Mr. Cywinski was employed as Vice President of Brand Strategy for McDonald’s Corporation from April 1999 to July 2001. From October 1996 to April 1999, he was President of Buena Vista Pictures Marketing, the motion picture division of The Walt Disney Company. Prior to The Walt Disney Company, Mr. Cywinski was Vice President of U.S. Marketing for Burger King Corporation, where he held various positions of increasing responsibility from 1989 to 1996. He started his career with the Leo Burnett Advertising Agency in 1984.
      Louis A. Kaucic was employed by Applebee’s in October 1997 as Senior Vice President of Human Resources. He was named Chief People Officer in March 2001 and Executive Vice President in March 2003. Prior to joining Applebee’s, Mr. Kaucic was Vice President of Human Resources and later promoted to Senior Vice President of Human Resources with Unique Casual Restaurants, Inc., which operated several restaurant concepts, from July 1992 until October 1997. From 1982 to 1992, he was employed by Pizza Hut, Inc. in a variety of positions, including Director of Employee Relations. From 1978 to 1982, Mr. Kaucic was employed by Kellogg’s as an Industrial Relations Manager.
      Carin L. Stutz was employed by Applebee’s in November 1999 as Senior Vice President of Company Operations. In January 2005, she was promoted to Executive Vice President of Operations. Prior to joining Applebee’s, Ms. Stutz was Division Vice President with Wendy’s International from July 1994 to November 1999. From 1993 to 1994, she was Regional Operations Vice President for Sodexho, USA. From 1990 to 1993, Ms. Stutz was employed by NutriSystem, Inc. as Vice President of Corporate Operations. Prior to 1990, Ms. Stutz was employed for 12 years with Wendy’s International.
      Rohan M. St. George was employed by Applebee’s in November 2004 as President of the International Division. Prior to joining Applebee’s, Mr. St. George was a managing director for Yum Restaurants International which included responsibility for Puerto Rico, the U.S. Virgin Islands and Venezuela. From 1998 to 2003, he was

Vice President of Global Operations for KFC, Pizza Hut and Taco Bell. Prior to 1998, Mr. St. George had 14 years operations experience with Pizza Hut and KFC in various management positions.
      Philip R. Crimmins was employed by Applebee’s in August 2002 as Vice President of Operations Excellence. In September 2003, Mr. Crimmins was promoted to Senior Vice President of Development. Prior to joining Applebee’s, he was employed by Pizza Hut, Inc. for 27 years, most recently as Vice President of Service Strategies. While at Pizza Hut, Inc., Mr. Crimmins held several other positions of increasing responsibility, including senior leadership positions in research and development, concept development, customer satisfaction, field training, and restaurant operations.
      Mike Czinege was employed by Applebee’s in April 2004 as Senior Vice President and Chief Information Officer. Prior to joining Applebee’s, Mr. Czinege was Executive Vice President of North American operations for Celerant Consulting. From 1996 to 2004, he was a partner and later Vice President of Cap Gemini Ernst & Young, one of the world’s leading providers of consulting, technology and outsourcing services. Mr. Czinege has nearly three decades of industry and consulting experience in manufacturing and supply chain management operations, business planning, sales and marketing, and information systems.
      Miguel Fernandez was employed by Applebee’s in January 1995 as Area Director in California before becoming Director of Operations in 1996 for Pacific Gold, Inc., an Applebee’s franchise. He rejoined Applebee’s in September 1998 as Regional Vice President of Company Operations. Prior to joining Applebee’s, Mr. Fernandez served as Vice President of Operations for Ninfa’s Mexican Restaurants, Regional Director of Operations for Acapulco Restaurants and Vice President of Operations for Casa Vallarta Mexican Restaurants. In January 2005, he was appointed Senior Vice President of Company Operations.
      Kurt Hankins was employed by Applebee’s in August 2001 as Vice President of Research and Development. In December 2003, Mr. Hankins was promoted to Senior Vice President of Menu Development and Innovation. Prior to joining Applebee’s, he served as Vice President of Food and Beverage for Darden Restaurants, Inc. from July 1999 through July 2001. From August 1994 to July 1999, he served as Director of Food Research and Development for Darden Restaurants, Inc. Prior to his employment with Darden Restaurants, Inc., he held various positions in food and beverage research and development within the restaurant industry.
      David R. Parsley was employed by Applebee’s in April 2000 as Senior Vice President of Purchasing and Distribution. In January 2003, Mr. Parsley was named Senior Vice President of Supply Chain Management. Prior to joining Applebee’s, Mr. Parsley held several positions with Prandium, Inc., operator of El Torito, Chi-Chi’s and Koo Koo Roo, from November 1996 to April 2000, most recently as Senior Vice President of Quality and Supply Chain Management. He has also held purchasing positions with The Panda Management Company, Carl Karcher Enterprises, Proficient Food Company, Inc., and Baxter Healthcare Corporation.
      Carol A. DiRaimo was employed by Applebee’s in November 1993 as Associate Director of Financial Planning and Reporting and was promoted to Director in 1995. She was named Director of Treasury and Corporate Analysis in 1998 and Director of Investor Relations and Corporate Analysis in April 2000. She was promoted to Executive Director of Investor Relations in January 2003 and Vice President of Investor Relations in February 2004. Prior to joining Applebee’s, she was employed by Gilbert/ Robinson, Inc. from May 1989 to November 1993. Ms. DiRaimo, a certified public accountant, was also employed by Deloitte Haskins & Sells for six years.
      Beverly O. Elving was employed by Applebee’s in June 1998 as Director of Corporate Accounting. In September 2002, Ms. Elving was promoted to Vice President of Accounting. In February 2005, she was named Vice President and Controller. Prior to joining Applebee’s, she was Chief Financial Officer from 1996 to 1998 for Integrated Medical Resources, a publicly-held management services company. From 1990 to 1996, Ms. Elving was employed by the Federal Deposit Insurance Corporation as Director of Financial Operations and was later promoted to Vice President of Financial Operations & Accounting. Ms. Elving, a certified public accountant, was also employed by Arthur Andersen & Co for five years.
      Rebecca R. Tilden was employed by Applebee’s in November 2003 and became Vice President and General Counsel in January 2004. Prior to joining Applebee’s, Ms. Tilden was an independent consultant specializing in corporate compliance and ethics issues. From 1987 to 2000, Ms. Tilden was employed by Aventis Pharmaceuticals, Inc., in various positions of increasing responsibility and served most recently as Vice President, Assistant General Counsel and Secretary.

STOCK OWNERSHIP OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS
      The following table sets forth information, as of March 18, 2005, regarding the ownership of common stock, our only class of outstanding securities, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director and each executive officer named in the Summary Compensation Table, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

	Beneficial Ownership(1)

	Number	Percent
	of Shares	Held

FMR Corp.	10,147,189	12.5%
82 Devonshire Street
Boston, MA 02109
American Century Investment Management, Inc.	4,263,450	5.3%
4500 Main Street
Kansas City, MO 64141
Burton M. Sack (2)	2,583,474	3.2%
Louis A. Kaucic (2)	402,492	0.5%
John C. Cywinski (2)	371,776	0.5%
Lloyd L. Hill (2)	334,316	0.4%
D. Patrick Curran (2)	291,599	0.4%
Jack P. Helms (2)	243,132	0.3%
David L. Goebel (2)	157,983	0.2%
Douglas R. Conant (2)	139,289	0.2%
Steven K. Lumpkin	106,404	0.1%
Erline Belton (2)	82,675	0.1%
Eric L. Hansen (2)	73,050	0.1%
Mark S. Hansen (2)	29,800	—
Michael A. Volkema (2)	23,050	—
All executive officers and directors as a group (20 persons) (2)	5,084,950	6.3%

(1)	The mailing address of each individual is 4551 W. 107th Street, Overland Park, Kansas 66207, unless otherwise shown.

(2)	Includes certain shares subject to options exercisable as of March 18, 2005 or within 60 days thereafter: 359,062 shares for Mr. Sack, 305,063 shares for Mr. Kaucic, 307,248 shares for Mr. Cywinski, 77,805 shares for Mr. Hill, 138,037 shares for Mr. Curran, 203,144 shares for Mr. Helms, 73,125 shares for Mr. Goebel, 136,489 shares for Mr. Conant, 77,625 shares for Ms. Belton, 55,750 shares for Eric L. Hansen, 20,250 shares for Mark S. Hansen, 20,250 shares for Mr. Volkema and 1,894,219 shares for all executive officers and directors as a group.

PERFORMANCE GRAPH
      The following graph compares the annual change in the Company’s cumulative total stockholder return for the five fiscal years ended December 26, 2004 (December 26, 1999 to December 26, 2004) based upon the market price of our common stock, compared with the cumulative total return on the Nasdaq Market Index and the CoreData Group Index as indexed by CoreData Group, formerly known as Media General. The Nasdaq Market Index, formerly known as the Nasdaq Total Return Index, includes both the Nasdaq NMS and Nasdaq Small-Cap Issuers indices. The CoreData Group Index, formerly known as the Media General Restaurant Industry Index, includes approximately 100 restaurant companies.
APPLEBEE’S INTERNATIONAL, INC.
Performance Graph
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
AMONG APPLEBEE’S INTERNATIONAL, INC.,
NASDAQ MARKET INDEX AND COREDATA GROUP INDEX
ASSUMES $100 INVESTED ON DEC. 26, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 26, 2004
Source: CoreData Group

Measurement Period
(Fiscal Year Covered)	Applebee’s	Nasdaq	CoreData
Measurement Point	International, Inc.	Market Index	Group Index

December 26, 1999	$100.00	$100.00	$100.00
December 31, 2000	$112.68	$62.85	$95.04
December 30, 2001	$184.19	$50.10	$96.38
December 29, 2002	$191.04	$34.95	$76.94
December 28, 2003	$312.78	$52.55	$105.93
December 26, 2004	$309.30	$56.97	$129.37

EXECUTIVE COMPENSATION
Executive Compensation Committee Report
      This report discusses how we determined the compensation for Lloyd L. Hill, our Chairman and Chief Executive Officer (“Chairman & CEO”) and the other executives named in the Summary Compensation Table (the “Named Executives”) for the 2004 fiscal year.
      We believe that our growth and success is dependent, in large part, on our ability to attract and retain highly qualified senior executives. Toward that end, we have developed a competitive executive compensation program. We designed the program to reward senior executives over the short- and long-term for achieving Company financial objectives and increasing shareholder value.
      Our executive compensation program has four primary components:

•	Base salary

•	Annual cash incentive, which is earned by achieving annual earnings per share (“EPS”) growth and other operating targets

•	Stock awards, which consist of annual stock option and restricted stock grants

•	Executive stock ownership guidelines
      We set executive compensation levels each year after reviewing levels of compensation in other companies similar to ours. For 2004, we set compensation levels that are competitive with those offered by a group of our peers in the restaurant business. To do this, we reviewed publicly available compensation information for a broad range of restaurant companies, selecting them based on several criteria including revenue size, market capitalization, revenue and earnings growth rates, and market segment. The restaurant companies reviewed for compensation comparisons overlap significantly, but not completely, with those included in the CoreData Group Index, which we used to measure our stock price performance in the Performance Graph included in this Proxy Statement. In addition, we compared our targeted compensation levels to those in a broad-based group of companies with similar revenue size to ensure that our compensation levels were also competitive with those of companies outside the restaurant industry.
      We used the following compensation philosophy to determine target levels of executive compensation for 2004:

•	We set base salary midpoints at or near the median of the base salaries for executives in the comparison groups.

•	We set target annual cash incentive opportunities so that target total cash (base salary midpoints plus target annual cash incentive opportunities) would be at the third quartile of total cash for executives in the comparison groups when the Company and executives achieve the targeted performance levels.

•	We set target stock award levels so that total direct compensation (target total cash plus the target present value of annual stock awards) would be at the third quartile of total direct compensation for executives in the comparison groups when the Company achieves target performance levels. To determine the value of stock awards, we assigned a standardized present value to our stock and the stock of companies in the comparison group.
      In developing executive compensation programs and setting target compensation levels for 2004, the Committee also relied on the advice of a nationally recognized independent compensation consulting firm.
      Throughout 2004, we had written employment agreements in effect with Mr. Hill, Mr. Lumpkin and Mr. Kaucic. We did not use these agreements to determine 2004 compensation levels because they were entered into prior to 2003 and address only first year base salary levels. The Committee establishes base salary, target annual incentive opportunities, stock option and restricted stock levels each year. In addition, for the fifth consecutive year, the Committee specifically reviewed Mr. Hill’s annual performance for 2004. In 2000, Ms. Belton, as a member of the Committee and with its concurrence, designed a review process which includes interviews with Mr. Hill, other officers who report to Mr. Hill, members of the Board of Directors, and a cross-section of franchise principals and Company employees. The process also includes a review of both internal and external information regarding the status and performance of the Company and Mr. Hill. With the approval of the Committee, in early 2005, Ms. Belton again performed this extensive review process regarding Mr. Hill’s 2004 performance. The Committee considers this review process to be beneficial to the Company, its stockholders and Mr. Hill. Effective May 2004, Ms. Belton is Chair of a sub-committee to evaluate the CEO.
Base Salary
      The Committee considers several criteria to determine base salary increases for the Chairman & CEO and Named Executives. These criteria may include competitive practice, growth in stockholder value, free cash flow, return on capital, earnings per share, franchisee relations, restaurant openings and performance, as well as group and individual achievement of other strategic objectives. These criteria are not weighted by any predetermined formula. The Committee considers them in light of the overall achievement of our goals and also in light of general industry and economic factors.
      In late 2003, the Committee completed a review of the Company’s overall performance against its operating and strategic goals, as a part of the annual performance review of the Chairman & CEO. Based on Company performance in 2003 and a review of the compensation data, the 2004 Chairman & CEO base salary was set at $710,000. Increases for other Named Executives in 2004 varied based on individual contributions to the Company’s performance in 2003 and on changes in individual accountabilities in 2004.
Annual Cash Incentive Compensation
      1999 Management and Executive Incentive Plan. The Committee believes that the awards under the annual incentive plan for the Chairman & CEO and Named Executives should be based on the achievement of annual operating and financial goals that contribute to the Company’s short- and long-term EPS performance. The Committee bases awards under the annual incentive plan on achievement of EPS growth and other operating targets. Also, for each executive, the Committee takes into consideration strategic goals that it believes will drive our overall performance. Based on our performance in 2004, the Committee approved awards for the Named Executives resulting in the bonus payments shown in the accompanying Summary Compensation Table.
      2001 Senior Executive Officer Bonus Plan. In 2001, the Committee approved the 2001 Senior Executive Bonus Plan. The plan was approved by our stockholders in May 2001 in order to qualify the compensation paid under section 162(m) of the Internal Revenue Code. The Committee determined that only the Chairman & CEO would participate in this plan for fiscal year 2004. If an executive receives a bonus under this plan, he or she does not receive a bonus under the 1999 Management and Executive Incentive Plan. The plan calls for cash bonuses to be paid upon achieving certain performance goals. For 2004, the Committee set certain EPS and other operating performance goals for payments of cash bonuses to Mr. Hill. Actual 2004 performance resulted in a bonus to Mr. Hill of $554,500.
      FlexPerx Program. In 2004, the Committee approved the FlexPerx Program for certain of the Company’s officers to promote health and foster a balanced lifestyle. FlexPerx is a program whereby case benefit awards, in addition to other compensation, are granted to certain Company officers on a calendar year basis, based upon each such officer’s scope of employment responsibility. FlexPerx benefits may be used for any purpose, at the sole discretion of the officer receiving the benefit. Examples include, but are not limited to, health expenses, financial planning expenses, home security and maintenance expenses, other prerequisites and charitable donations.
      FlexPerx benefits are paid directly to qualifying officers once each year during the first full pay period of December, provided however that the proposed recipient of such benefit must be employed by the Company on the payment date (except in the case of retirement described below) and must have previously completed a FlexPerx compliant comprehensive medical examination by November 30th of the year of the award. There are four officer groups with varying benefit levels under FlexPerx: (i) the Chief Executive Officer is eligible to receive a benefit of $13,500; (ii) other Named Executives are eligible to receive $8,500; (iii) Executive Vice Presidents and Senior Vice Presidents are eligible to receive $6,000; and (iv) Vice Presidents are eligible to receive $3,500. Any FlexPerx benefits paid to an officer is taxable to such officer and will be subject to any applicable withholding tax.
      In any given year, if an officer becomes newly eligible to receive a FlexPerx benefit or if a previously eligible officer qualifies for a different benefit level, the applicable benefit amount will be prorated for the remaining portion of the calendar year to reflect such change. If an officer retires in accordance with the Company’s Executive Retirement Plan, such officer will remain eligible to receive a full FlexPerx benefit for the calendar year during which retirement occurs.
Equity Compensation
      The Committee believes that stock awards are an important element of the Company’s executive compensation program and the primary means of rewarding executives for increasing stockholder value over the short- and long-term. Prior to 2003, the Company used a combination of stock options and performance shares. Beginning in 2003, the Committee chose to use a combination of stock options and restricted stock to comprise the equity portion of the executive compensation program. This provides a focus on both short-term stock price appreciation and the achievement of goals designed to achieve continued stock price growth over the long-term. Stock awards also serve as the primary retention tool for the Chairman & CEO and Named Executives.
      The Committee has also focused on putting executives at financial risk based on our stock performance. To accomplish this goal, the Committee has, over the last five years, implemented certain stock programs for executives. At the same time, we have adopted stock ownership guidelines to ensure that the stock programs result in significantly increased share ownership by executives.
Stock Option Grants
      In 2004, the Committee made annual stock option grants to the Chairman & CEO and Named Executives. These stock option grants were made at fair market value on the date of grant. The executives can exercise the options (following a required holding period) at any time over a 10-year period. The options vest three years from the date of the grant.
Restricted Stock Grants
      In 2004, the Committee made annual restricted stock grants to the Chairman & CEO and Named Executive Officers. These grants were subject to three-year restriction periods.
Executive Stock Ownership Guidelines
      In 1998, we established stock ownership guidelines that became effective for the Chairman & CEO through Senior Vice President levels as of July 1, 1998 and for Vice Presidents as of January 1, 1999.
      The targeted stock ownership requirements for the executive officer group were modified in 2004 and are as follows:

• Chairman & CEO	4 times base salary
• President & COO	3.5 times base salary
• Other Named Executive Officers	3 times base salary
• Executive Vice Presidents/Senior Vice Presidents	1.5 times base salary
• Vice Presidents	1 times base salary
      An executive must achieve the applicable targeted ownership level generally within five years in order to continue to participate in our annual stock option and restricted stock program after that date. If a participating executive achieves the applicable targeted level within three years, he or she will receive a share bonus of 50% of base salary up to $125,000. The bonus is restricted until five years of participation have been achieved. As of the end of 2004, the Chairman & CEO and all other Named Executives who had participated in the share ownership program for at least three years had exceeded his or her required share ownership level and, as a result, qualified for the restricted share bonus.
Deductibility of Compensation
      Section 162(m) of the Internal Revenue Code places an annual limitation of $1,000,000 on the compensation of certain executive officers of publicly-held corporations that can be deducted for federal income tax purposes unless such compensation is based on performance. Generally, the Committee believes that it is in the best interests of the Company’s stockholders to comply with such tax law, while still maintaining the goals of the Company’s executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company’s business strategy, the Committee will approve compensation to executive officers which may exceed the limits of deductibility. No executive of the Company received non-performance based compensation in excess of $1,000,000 in 2004.

EXECUTIVE COMPENSATION COMMITTEE Douglas R. Conant, Chair Erline Belton Jack P. Helms Mark S. Hansen

Summary Compensation Table
      The following Summary Compensation Table sets forth the compensation of the Chief Executive Officer and each of the next four most highly compensated executive officers in each of their respective positions with the Company whose annual salary and bonuses exceeded $100,000 for services in all capacities to the Company during the last three fiscal years, and who were serving at the end of the fiscal year.
SUMMARY COMPENSATION TABLE

					Long Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted
				Other Annual	Stock		LTIP
	Fiscal	Salary(1)	Bonus(2)	Compensation(3)	Awards(4)	Options(5)	Payouts(6)
Name and Principal Position	Year	($)	($)	($)	($)	(#)	($)

Lloyd L. Hill	2004	$703,846	$554,500	$114,856	$580,201	187,499	$370,882
Chief Executive Officer and	2003	686,154	950,730	115,275	586,125	187,499	1,294,313
President	2002	612,308	726,330	102,331	—	225,000	—

David L. Goebel(7)	2004	$393,789	$271,269	$18,076	$359,383	67,499	—
Chief Operating Officer	2003	310,077	263,655	13,610	130,250	48,750	$345,150
	2002	236,154	160,060	2,955	—	73,125	—

Steven K. Lumpkin	2004	$370,385	$280,341	$21,431	$232,080	67,499	$123,618
Executive Vice President and	2003	349,615	366,856	17,794	221,425	67,499	431,438
Chief Financial Officer	2002	299,062	197,690	—	—	146,250	—

John C. Cywinski	2004	$374,769	$201,416	$9,614	$232,080	67,499	$98,900
Executive Vice President and	2003	365,769	291,783	13,600	182,350	67,499	345,150
Chief Marketing Officer	2002	340,000	240,340	61,178	—	90,000	—

Louis A. Kaucic	2004	$296,154	$155,415	$17,645	$193,400	48,749	$123,618
Executive Vice President and	2003	277,702	213,436	14,707	195,375	48,750	431,438
Chief People Officer	2002	247,115	173,030	16,369	—	73,125	—

(1)	Mr. Hill, Mr. Goebel, Mr. Lumpkin, Mr. Cywinski and Mr. Kaucic deferred $147,500, $13,677, $43,269, $26,154 and $59,519, respectively, of their 2002 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel, Mr. Lumpkin and Mr. Kaucic deferred $171,538, $24,086, $52,442 and $69,425, respectively, of their 2003 salary under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel, Mr. Lumpkin and Mr. Kaucic deferred $351,923, $31,503, $74,077 and $94,718, respectively, of their 2004 salary under the Company’s deferred compensation plan.

(2)	Represents amounts earned under the Company’s bonus plans. Mr. Kaucic elected to receive a portion of his 2002 bonus in stock and, accordingly, received 1,365 shares in March 2003. Mr. Kaucic elected to receive a portion of his 2003 bonus in stock and, accordingly, received 2,616 shares in March 2004. Mr. Hill, Mr. Goebel, Mr. Cywinski and Mr. Kaucic deferred $181,583, $12,805, $19,227 and $43,258, respectively, of their 2002 bonus under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel and Mr. Kaucic deferred $237,683, $21,092 and $53,359, respectively, of their 2003 bonus under the Company’s deferred compensation plan. Mr. Hill, Mr. Goebel and Mr. Kaucic deferred $526,775, $21,702 and $124,332, respectively, of their 2004 bonus under the Company’s deferred compensation plan.

(3)	Amounts in 2002 include payments made in connection with the Company’s nonqualified retirement savings plan which was replaced by the nonqualified deferred compensation plan. Amounts in 2002 and 2003 include payments made in connection with the Company’s deferred compensation plan. Amounts applicable to Mr. Hill in 2002, 2003 and 2004 include taxable travel benefits of $64,140, $67,721 and $59,311, respectively. Amounts applicable to Mr. Cywinski in 2002 represent moving and relocation expense reimbursements.

(4)	Mr. Goebel met his share ownership guidelines in 2004 and accordingly, received 5,431 shares which vest after two years. Amounts for 2003 and 2004 represent restricted stock awards grants aggregating 56,250 shares for Mr. Hill, 16,500 shares for Mr. Goebel, 21,750 shares for Mr. Lumpkin, 19,500 shares for Mr. Cywinski and 18,750 shares for Mr. Kaucic issued to replace the performance share plan which was discontinued. The aggregate value of these shares granted in 2004 and 2003 based upon the closing sale price of our common stock on December 23, 2004 (the last trading day of fiscal 2004) was $1,427,625 for Mr. Hill, $418,770 for Mr. Goebel, $552,015 for Mr. Lumpkin, $494,910 for Mr. Cywinski and $475,875 for Mr. Kaucic. Restricted stock awards receive any dividends paid.

(5)	Represents options granted pursuant to the Company’s Amended and Restated 1995 Equity Incentive Plan.

(6)	Amounts applicable to 2003 represent the value of performance shares earned and cash received under a three-year performance cycle. Mr. Goebel and Mr. Cywinski elected to receive a portion of their award in shares and accordingly received 9,052 shares each on February 17, 2004. The closing price of our common stock on February 17, 2004 was $25.57 per share. Mr. Hill, Mr. Goebel, Mr. Lumpkin,

Mr. Cywinski and Mr. Kaucic received cash payments and accordingly were paid $1,294,313, $113,708, $431,438, $113,708 and $431,438, respectively, on February 19, 2004. Amounts applicable to 2004 represent cash received for the value of performance shares earned under a three-year performance cycle.

(7)	Mr. Goebel was promoted to President in January 2005.
Stock Options Information
      The following tables set forth information regarding options granted and exercised during fiscal year 2004 with respect to the Chief Executive Officer and the officers named in the Summary Compensation Table:
OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants(1)				Potential
					Realizable Value at
	Number of	% of Total			Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to	Exercise		Appreciation
	Options	Employees	or Base		for Option Term(2)
	Granted(3)	in Fiscal	Price	Expiration	5%	10%
Name	(#)	Year	($/Share)	Date	($)	($)

Lloyd L. Hill	187,499	11.7%	$25.79	01/02/14	$3,040,693	$7,707,714

David L. Goebel	67,499	4.2	25.79	01/02/14	1,094,639	2,774,031

Steven K. Lumpkin	67,499	4.2	25.79	01/02/14	1,094,639	2,774,031

John C. Cywinski	67,499	4.2	25.79	01/02/14	1,094,639	2,774,031

Louis A. Kaucic	48,749	3.1	25.79	01/02/14	790,568	2,003,455

(1)	Options are granted at the fair market value on the date of grant.

(2)	The assumed rates are compounded annually for the full terms of the options.

(3)	Options vest three years after date of grant. The option agreements have a provision that extends the cancellation date of the options and allows for the continued vesting of any unvested options under the terms of the Executive Retirement Plan. These agreements, other than Mr. Hill’s, also include a provision that would provide that the impact of a change in control shall be as set forth in any change in control or employment agreement with the Company. Mr. Hill’s agreement includes a provision that would vest any unvested options upon termination by the Company without cause (as defined) or upon the occurrence of a triggering event (as defined).
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities	Value of Unexercised
			Underlying	In-The-Money
			Unexercised Options	Options at
	Shares		at 12/26/04	12/26/04(2)
	Acquired	Value	(#)	($)
	at Exercise	Realized(1)	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Lloyd L. Hill	380,317	$5,911,083	— / 599,998	— / $4,110,760

David L. Goebel	84,375	1,353,860	— / 189,373	— / 1,201,134

Steven K. Lumpkin	242,812	3,423,869	— / 208,123	— / 1,395,885

John C. Cywinski	64,000	649,059	217,248/224,998	2,432,700 / 1,575,848

Louis A. Kaucic	89,877	1,701,083	231,938/170,623	3,804,842 / 1,224,759

(1)	Market value less option price.

(2)	Based upon the closing sale price of our common stock on December 23, 2004 (the last trading day in fiscal year 2004).

Employment Agreements and Change in Control Arrangements
      During 2004, we had written employment agreements with Mr. Hill, Mr. Lumpkin and Mr. Kaucic. Each of the employment agreements provides for periodic salary adjustments as determined by the Executive Compensation Committee.
      Mr. Hill’s agreement was for an original term of one year, expiring in January 1995, and automatically renews for successive one-year terms unless otherwise terminated as provided in the agreement. The agreement provides for a base salary which may be periodically increased by the Executive Compensation Committee and participation in the Company’s executive bonus plan for vice presidents as well as additional bonuses as determined by the Executive Compensation Committee. Additionally, the agreement sets forth certain obligations with regard to maintaining confidential information and ownership of any discoveries. We also entered into a severance and non-competition agreement with Mr. Hill which provides for vesting of unvested options and restricted stock and a continuation of salary, bonus and benefits for a period of three years following certain “triggering events,” including termination by the Company without cause or termination by Mr. Hill if the Company substantially reduces his compensation, benefits, or duties or requires a relocation from the Kansas City area. If the three-year severance payments are due, Mr. Hill will be bound by a three-year non-compete. If the severance payments are not due, the Company can elect to impose a one-year non-compete on Mr. Hill if it pays him 50% of his base salary.
      Effective August 7, 2002, the Company and Mr. Lumpkin entered into an employment agreement with an initial term of 18 months, a subsequent term of 30 months and renewable thereafter for additional one-year terms. The agreement allows periodic salary increases as determined by the Executive Compensation Committee and provides for vesting of unvested options and restricted stock and a 24-month severance payment based on the current year’s salary and the greater of the annualized current year’s bonus or the average of the three prior years’ bonuses in the event of termination by the Company without cause or by Mr. Lumpkin with reason. If Mr. Lumpkin elects to receive the severance payment the agreement imposes a non-competition and an employee non-solicitation clause. The agreement also provides for vesting of unvested options and restricted stock and for a lump sum payment equal to 24 times his current year’s monthly salary plus bonus, plus an amount equal to all bonuses paid or accrued in the fiscal year of termination, without the imposition of a non-competition or non-solicitation clause, in the event that following a change in control, Mr. Lumpkin resigns or is terminated.
      In 2003, the Company and Mr. Kaucic entered into a memorandum of understanding regarding Mr. Kaucic’s employment and separation from the Company. Mr. Kaucic will remain employed full-time as the Company’s Chief People Officer until such time as his successor is selected and in place or until July 1, 2005. Mr. Kaucic will continue to receive the salary, cash incentive compensation and equity compensation applicable to the Chief People Officer position. From July 1, 2005 through March 1, 2006, Mr. Kaucic will be employed part-time to perform special project work for the Company and will continue to receive the base salary he received as Chief People Officer as well as an hourly wage for hours worked. Mr. Kaucic will continue to be eligible to receive payouts for earlier granted performance share awards and a stock option grant of 10,000 shares in January 2006 and will be eligible to participate in the Company’s benefit programs. Upon Mr. Kaucic’s separation from the Company on April 30, 2006 he will execute a separation agreement fully releasing and discharging the Company. Mr. Kaucic also entered into a confidentiality, non-solicitation and non-competition agreement which includes a two-year noncompete agreement.
      Mr. Kaucic is also a party to a change in control agreement. The agreement has a three-year term at which time it would automatically extend for additional terms of one year. In the event of a change in control, if Mr. Kaucic is terminated within 12 months for any reason, he would be entitled to (i) a lump sum payment in cash of up to two times his fiscal year annualized salary plus either the prior year’s bonus, or accrued but unpaid amounts for each prior fiscal quarter in the fiscal year in which the termination becomes effective, (ii) continuation of coverage for twelve months under Company benefit plans, and (iii) will be immediately vested in any unvested stock options or restricted stock.
      Mr. Goebel is a party to a change in control and noncompete agreement which has a three-year term at which time it would automatically extend for additional terms of one year. In the event of a change in control, if Mr. Goebel is terminated within 18 months without cause or if he terminates for good reason, he will be eligible for lump sum cash payments equal to up to two times the sum of his base salary plus the greater of the average of his bonus for the preceding fiscal year or his target bonus for the current fiscal year, continued coverage under Company health plans and immediate vesting of any stock options and restricted stock awards. If eligible, he will also receive benefits under the Company’s executive retirement plan. The agreement also contains a one-year noncompete provision and a confidentiality and no solicitation provision.
      Mr. Cywinski is a party to a change in control and noncompete agreement. The agreement has a term of two years and shall automatically be extended thereafter for additional one-year terms. If Mr. Cywinski is terminated within 18 months following a change in control, either without cause or by Mr. Cywinski for good reason, he will receive a lump sum cash payment equal to up to two times the base salary in effect plus the greater of the average of the executive’s bonus for the three preceding fiscal years and the target bonus for the immediately preceding fiscal year, be entitled to continuing health coverage, and have immediate vesting of any unvested stock options and restricted stock. The agreement also contains a confidentiality and nonsolicitation provision and a 12-month noncompete provision.
      We have change in control arrangements with other officers of the Company (16 persons), which provide certain benefits in the event the officer resigns or is terminated following a change in control of the Company. The agreements have either two- or three-year terms at which time they automatically extend for additional terms of one year each. During the term of the agreement, the officer is eligible for a lump sum payment in the event the employee resigns or is terminated following a change in control of the Company. To become eligible for the change in control benefits, a change in control of the Company must occur and the officer’s employment with the Company (or its successor) must be terminated within a time period specified in the respective agreement following the change in control either by the Company without cause or by the officer for good reason. Additionally, several of the agreements set forth certain obligations with regard to non-competition, non-solicitation, maintaining confidential information and ownership of any discoveries. If all officers with change in control agreements including Mr. Kaucic, Mr. Goebel and Mr. Cywinski (19 persons) had been terminated as of December 26, 2004, as a result of a change in control, we would have been required to make payments under the change in control severance provisions of the above agreements totaling approximately $12,700,000.
Executive Retirement Plan
      Effective April 1, 2004, the Board of Directors approved the Applebee’s International, Inc. Executive Retirement Plan, pursuant to which eligible officers of the Company who enroll in this plan and who fulfill the obligations imposed by the plan will receive certain benefits from the Company following retirement. An officer is eligible to retire under the Plan if his or her age is 50 or above, his or her age plus years of service with the Company equal at least 60, the officer has served as an officer of the Company for at least 60 full consecutive months, and the officer has both enrolled in the plan and signed either an employment agreement or an updated Change in Control and NonCompete Agreement. This Change in Control and NonCompete Agreement would supercede any previous agreement and would provide for a lump sum payment in the event the officer resigns with good reason (as defined) or is terminated by the Company without cause (as defined) following a change in control of the Company in amounts up to two times the sum of the officer’s annual base salary plus the greater of (i) the officer’s average bonus for the three preceding fiscal years or (ii) the officer’s target bonus for the fiscal year in which his or her employment terminates. This agreement would also provide for (i) up to two years’ continued participation in a Company health plan at Company expense, (ii) immediate vesting of any unvested options and restricted shares issued after January 1, 2004, (iii) severance benefits if employment is terminated by the Company without cause before a change in control equal to the amount that the officer would have received under the Company’s severance policy if the officer’s position had been eliminated, and (iv) impose confidentiality, noncompetition, employee nonsolicitation and intellectual property obligations. The officer must provide at least six months’ prior written notice of his or her retirement and execute both a release of claims against the Company and a noncompete and nonsolicitation agreement.
      An officer who retires under this plan is entitled to (i) continued group health coverage under a plan sponsored by the Company at the officer’s expense, (ii) continued vesting of options and restricted stock and continued exercisability of options with respect to options and restricted stock issued after January 1, 2004, (iii) payment of a prorated target bonus for the year of retirement, (iv) the right to elect an extended payout for deferred compensation, and (v) continued participation in certain benefits of the Company’s perquisites plan for officers.

      This Plan may not be amended or terminated until on or after April 1, 2007. Also, this Plan may not be amended with respect to a particular person after that person becomes eligible (as defined) to retire (as defined), or during the 18-month period following a change in control (as defined). Presently, two officers are retired under this Plan.
Executive Health Plan
      Effective March 1, 2004, the Board of Directors approved the Applebee’s International, Inc. Executive Health Plan, pursuant to which the Company will provide eligible officers of the Company and retired officers who elect to participate in the Executive Retirement Plan with group health coverage. The terms and cost of the coverage will be determined by the Company and may vary from participant to participant.
Certain Indemnification Agreements
      We have entered into Indemnification Agreements with each of our directors and officers. Under the Indemnification Agreements, we have agreed to hold harmless and indemnify each indemnitee generally to the full extent permitted by the Delaware General Corporation Law and against any and all liabilities, expenses, judgments, fines, penalties and costs in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which the indemnitee is made a party by reason of the fact that the indemnitee has, is or at the time becomes a director or officer of the Company or any other entity at our request. The indemnity does not cover liability arising out of fraudulent acts, deliberate dishonesty or knowing misconduct, violations of certain securities laws, or if a court determines that such indemnification is not lawful. In addition, our Bylaws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.
      We presently carry director and officer liability insurance to insure our directors and officers against certain liabilities they might incur in connection with performing their duties for us. If we become obligated to indemnify an officer or director for an act which is covered by that insurance, we would be able to recover the amount of the indemnification from the insurance proceeds up to the amount of coverage. The insurance, however, does not cover all liabilities that could give rise to indemnification by us.
Equity Compensation Plan Information
      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights as of December 26, 2004 under the Amended and Restated 1995 Equity Incentive Plan and the 1999 Employee Incentive Plan and that may be purchased under our Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan.

(c) Number of
	(a) Number of		securities remaining
	securities to be	(b) Weighted	available for future
	issued upon	average exercise	issuance under
	exercise of	price of	equity compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))

Equity Compensation Plans Approved by Stockholders	5,067,808 (1)	$17.48	2,598,584 (2)

Equity Compensation Plans Not Approved by Stockholders	1,129,610 (3)	$13.80	317,097

TOTAL	6,197,418		2,915,681

(1)	Issued under the Amended and Restated 1995 Equity Incentive Plan. Adjusted for a three-for-two stock split in June 2004.
(2)	Includes 109,271 shares of common stock reserved for issuance under the Employee Stock Purchase Plan and Executive Nonqualified Stock Purchase Plan. Adjusted for a three-for-two stock split in June 2004.
(3)	Issued under the 1999 Employee Incentive Plan. See the description below of the 1999 Employee Incentive Plan. Adjusted for a three-for-two stock split in June 2004.

1999 Employee Incentive Plan
      In May 1999, our Board of Directors approved the Applebee’s International, Inc. 1999 Employee Incentive Plan, pursuant to which nonqualified stock options have been granted to our employees who are not officers or directors. As of December 26, 2004, options to acquire 1,129,610 shares were outstanding under this plan, out of the 2,473,875 shares reserved for issuance. The Company also granted 50,436 shares of restricted stock awards under this plan.
      The purpose of this plan was to promote our success by linking the personal interests of our non-executive employees to those of our stockholders and by providing participants with an incentive for outstanding performance. The plan is administered by the Executive Compensation Committee. The plan authorized the granting of nonqualified stock options, restricted stock, stock appreciation rights and performance units or shares. The exercise price of an option may not be less than the fair market value of the underlying stock on the date of grant and no option may have a term of more than ten years. The options that are currently outstanding under the plan generally vest over a two- or three-year period beginning on the grant date and expire ten years from the date of grant.
      The terms of any other awards under the plan are generally at the discretion of the Executive Compensation Committee. In the event of a change in control of the Company, all outstanding awards vest and become immediately exercisable, unless otherwise determined by the Board of Directors with respect to any particular event which would constitute a change in control. This plan is not required to be and has not been submitted to our stockholders for approval and the Board of Directors may amend or terminate the plan without stockholder approval, but no amendment or termination of the plan or any award agreement may adversely affect any award previously granted under the plan without the written consent of the participant. No additional options are being granted under this plan and the Board will not approve an increase in the authorization of this Plan beyond the current authorization.
Compensation Committee Interlocks and Insider Participation
      During fiscal 2004, none of our executive officers served on the board of directors of any entities whose directors or officers served on our Executive Compensation Committee. No current or past executive officers or employees of the Company serve on our Executive Compensation Committee. The following directors served as members of the Executive Compensation Committee during 2004: Ms. Belton, Mr. Conant, Mr. Mark Hansen and Mr. Helms.
CERTAIN TRANSACTIONS
      The Company had a loan outstanding with an interest rate of 5% to Mr. Cywinski for moving related assistance in the amount of $210,000 as of December 28, 2003. The remaining principal of $210,000 as of December 28, 2003, as well as accrued interest, was paid in October 2004.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and persons who own more than 10% of the common stock to file certain reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.
      Based on our review of the copies of the reports we received and other written communications we received from other reporting people, we believe that our officers, directors, and greater-than-10% beneficial owners complied with all filing requirements during the fiscal year ended December 26, 2004.
AUDIT COMMITTEE REPORT
      During fiscal 2004, in accordance with its written charter, the Audit Committee of the Board of Directors was responsible for the oversight of the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. The Audit Committee charter has been amended to comply with all applicable provisions of The Nasdaq Stock Market listing standards. The amended charter is attached as Appendix A hereto. Each of the members of the Audit Committee meets the independence and experience requirements of The Nasdaq

Stock Market and the independence requirements of the Sarbanes-Oxley Act of 2002. During fiscal year 2004, the Audit Committee met six times. In addition, the Audit Committee Chair, as representative of the Audit Committee, and one or more of the Audit Committee members, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer and the Auditors prior to public release.
      In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the Auditors the written disclosures and the letter describing all relationships between the Auditors and the Company that might bear on the Auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the Auditors any relationships that may impact their objectivity and independence and satisfied itself as to the Auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the Auditors, with and without management present, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities and staffing. The Audit Committee reviewed with both the Auditors and the internal auditors their audit plans, audit scope and identification of audit risks.
      The Audit Committee discussed and reviewed with the Auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the Auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations. In accordance with its charter, the Audit Committee pre-approves all non-audit services.
      The Audit Committee reviewed the audited financial statements for the Company as of and for the fiscal year ended December 26, 2004, with management and the Auditors. Management has the responsibility for the preparation of the Company’s financial statements and the Auditors have the responsibility for the examination of those statements.
      Based on the above-mentioned review and discussion with management and the Auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 26, 2004, for filing with the Securities and Exchange Commission.
      After reviewing the services provided by the Auditors, including all non-audit services, the Audit Committee, in accordance with its amended charter, authorized the reappointment, subject to stockholder ratification, of the Auditors.

AUDIT COMMITTEE
Eric L. Hansen, Chairman
D. Patrick Curran
Mark S. Hansen
Michael A. Volkema
FEES AND SERVICES OF DELOITTE & TOUCHE LLP
      Aggregate fees billed to the Company during fiscal years 2004 and 2003 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, which includes Deloitte Consulting (collectively “Deloitte & Touche”) were as follows:

	2004	2003

Audit Fees	$976,000	$339,000
Audit-Related Fees	19,000	62,000

Total Audit and Audit-Related Fees	995,000	401,000
Tax Fees	136,000	153,000
All Other Fees	3,000	150,000

Total Fees	$1,133,000	$704,000

      Audit-related fees include fees for the audit of the Company’s benefit plans and other miscellaneous audit-related fees. In 2004 and 2003, tax fees include services for tax compliance and planning. In 2003, all other fees include approximately $137,000 of fees for financial systems implementation and credit card consulting services provided by Deloitte Consulting and approximately $13,000 paid to Deloitte & Touche for non-audit related accounting services. All other fees in 2004 represent payments for assistance in preparation of a management seminar. The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence. The Audit Committee pre-approves all non-audit services as presented and prior to any work being performed.
PROPOSAL II
AMENDMENT TO THE APPLEBEE’S INTERNATIONAL, INC.
AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
Proposed Amendment
      The Company recently determined that the number of shares remaining for Awards under the Amended and Restated 1995 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), will not be sufficient for the Company’s intended compensation programs over the next several years. Because the Company believes that its continued growth and success is dependent in part on its ability to attract and retain highly-qualified employees, and that equity-related compensation programs are important to achieving that goal, the Company needs to provide for additional shares to be available for Awards under the Equity Incentive Plan.
      Accordingly, the proposed amendment to Section 4.1 of the Equity Incentive Plan, as set forth below, was adopted by the Board of Directors and is being submitted to the stockholders for approval. Section 4.1 would be amended as follows:

Section 4.1 of the Plan shall be amended so that the number of authorized Shares under the Plan is increased by 4,000,000 Shares. Section 4.1 of the Plan shall then read as follows:

“Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for grant under this Plan shall not exceed 19,900,000. Shares granted under this Plan may be either authorized but unissued Shares or treasury Shares, or any combination thereof.”
Description of the Equity Incentive Plan
      The following paragraphs provide a summary of the principal features of the Equity Incentive Plan and its operation, other than as related to the matters discussed above. The following summary is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which may be obtained from the Company upon written request. A copy is also available as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
      The Equity Incentive Plan will be amended prior to December 31, 2005, to comply with new Internal Revenue Code Section 409A, which contains special tax rules regarding the federal income tax treatment of deferred compensation. That amendment is not expected to require shareholder approval as a material amendment. Prior to that amendment, the Equity Incentive Plan will be administered in compliance with Section 409A notwithstanding any contrary language currently in the Equity Incentive Plan.
Shares Subject to the Equity Incentive Plan
      Currently the number of shares of common stock available for grant under the Equity Incentive Plan is 15,900,000, as adjusted for prior stock splits and stock dividends. The proposed amendment would increase the number of shares available by 4,000,000 to 19,900,000 shares, subject to adjustment to reflect stock splits, stock dividends and similar events. The ending sales price of the Company’s common stock as of March 18, 2005 was $27.95.
Adjustments
      In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split or other change in the corporate structure of the Company, the Executive Compensation Committee shall adjust the number and class of shares of common stock which may be delivered under the Equity Incentive Plan, the number, class and price of shares subject to outstanding awards and other numerical limits under the Equity Incentive Plan in such manner as the Executive Compensation Committee shall determine to be appropriate.
Administration of the Equity Incentive Plan
      The Equity Incentive Plan is administered by the Executive Compensation Committee. The members of the Executive Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under section 162(m) of the Internal Revenue Code, as amended (for purposes of qualifying amounts received under the Equity Incentive Plan as “performance-based compensation” under section 162(m)).
      Subject to the terms of the Equity Incentive Plan, the Executive Compensation Committee has the sole discretion to determine the employees and consultants who shall be granted Awards, the size and types of such Awards, and the terms and conditions of such Awards. The Executive Compensation Committee may delegate its authority to grant and administer Awards to a separate committee appointed by the Executive Compensation Committee, but only the Executive Compensation Committee may make Awards to participants who are executive officers of the Company. The director option and restricted stock portion of the Equity Incentive Plan is administered by the full Board of Directors, rather than the Executive Compensation Committee.
Eligibility to Receive Awards
      Employees, non-employee directors and consultants of the Company and its affiliates (i.e. any corporation or other entity controlling, controlled by or under common control with the Company) are eligible to receive Awards. We currently have approximately 27,000 employees and eight non-employee directors.
Options
      The Executive Compensation Committee may grant nonqualified stock options, incentive stock options (“ISOs,” which are entitled to favorable tax treatment), or any combination thereof. The number of shares covered by each option will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted options for more than 225,000 shares.
      The exercise price of each option is set by the Executive Compensation Committee, but generally cannot be less than 100% of the fair market value of the Company’s common stock on the date of grant. Thus, an option will have value only if the Company’s common stock appreciates in value after the date of grant. Substitute options granted in connection with certain acquisitions may have an exercise price less than 100% of the fair market value. The exercise price of an ISO must be at least 110% of the fair market value if the participant, on the grant date, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company and any of its subsidiaries. Also, the aggregate fair market value of the shares (determined on the grant date) covered by ISOs which first become exercisable by any participant during any calendar year may not exceed $100,000.
      The exercise price of each option must be paid in full at the time of exercise. The Executive Compensation Committee also may permit payment through the tender of shares of the Company’s common stock then owned by the participant, or by any other means that the Executive Compensation Committee determines to be consistent with the Equity Incentive Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.
      Options become exercisable at the times and on the terms established by the Executive Compensation Committee. Options expire at the times established by the Executive Compensation Committee, but generally not later than ten years after the date of grant. The Executive Compensation Committee may extend the maximum term of any option granted under the Equity Incentive Plan, subject to the preceding limits.
      The Company may not reprice, replace or regrant an outstanding option either in connection with the cancellation of such option or by amending an Award Agreement to lower the exercise price.
Non-Employee Director Stock Options and Restricted Stock
      As a part of their total compensation for Board service, directors receive annual grants of stock options and/or restricted stock automatically on the first day in each calendar year that the Company’s common stock trades on a United States stock exchange or inter-dealer quotation system. In addition, newly-appointed or elected directors receive an equity grant at the time they first join the Board equal to the grant made to incumbent directors in the prior January. The options vest if the individual continues to be a director on the one-year anniversary of the grant date and will have an exercise price equal to the fair market value of the common stock on the grant date. The restricted stock is subject to a one-year period of restriction in which the individual must remain a director to be entitled to the shares. The number of options and restricted shares is determined each year by the Board based on providing overall compensation (cash and equity) in the range of the 75th percentile of non-employee director compensation paid by a selected peer group of public companies.
      In addition, non-employee directors may elect to have their annual cash retainer paid by the grant of director options. If, on or before December 15, a non-employee director elects to forego all or a portion of his or her cash retainer for the following year in lieu of stock options, the director will receive in the following January an option to purchase the number of shares equal to the cash amount foregone divided by three-tenths of the exercise price, rounded to the next higher multiple of ten. For example, a non-employee director electing to forego $30,000 of retainer, assuming a share price of $30.00, would receive an option to buy 3,340 shares at $30.00 per share. These options are also granted on, and will have an exercise price equal to the closing price on, the first day in each calendar year that the Company’s common stock trades on a United States stock exchange or inter-dealer quotation system, as designated by the Board. These options will vest one-twelfth each month for 12 months, so long as the individual continues to be a director throughout such month.
Stock Appreciation Rights (“SARs”)
      The Executive Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted SARs for more than 225,000 shares.
      Upon exercise of a SAR, the participant will receive payment from the Company in an amount determined by multiplying (1) the positive difference between (a) the fair market value of a share of Company common stock on the date of exercise, and (b) the exercise price, by (2) the number of shares with respect to which the SAR is exercised. Thus, a SAR will have value only if the Company’s common stock appreciates in value after the date of grant.
      SARs are exercisable at the times and on the terms established by the Executive Compensation Committee. Proceeds from SAR exercises may be paid in cash or shares of the Company’s common stock, as determined by the Executive Compensation Committee. SARs expire at the times established by the Executive Compensation Committee, but are subject to the same maximum time limits as are applicable to employee options granted under the Equity Incentive Plan.
Restricted Stock Awards
      Restricted stock awards are shares of the Company’s common stock that vest in accordance with terms established by the Executive Compensation Committee. The number of shares of restricted stock (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 shares.
      In determining the vesting schedule for each Award of restricted stock, the Executive Compensation Committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the Executive Compensation Committee may (but is not required to) provide that restricted stock will vest only if one or more performance goals are satisfied. In order for the Award to qualify as “performance-based” compensation under section 162(m) of the Internal Revenue Code, as amended, the Executive Compensation Committee must use one or more specified measures set forth in the Equity Incentive Plan. The Executive Compensation Committee may apply the performance measures on a corporate or business unit basis, as deemed appropriate in light of the participant’s specific responsibilities. The Executive Compensation Committee may, in its sole discretion, accelerate the time at which any restrictions lapse or remove any restrictions.
Performance Unit Awards and Performance Share Awards
      Performance unit awards and performance share awards are amounts credited to a bookkeeping account established for the participant. A performance unit has an initial value that is established by the Executive Compensation Committee at the time of its grant. A performance share has an initial value equal to the fair market value of a share of the Company’s common stock on the date of grant. The number of performance units or performance shares (if any) granted to a participant will be determined by the Executive Compensation Committee, but during any fiscal year of the Company, no participant may be granted more than 225,000 performance shares or performance units having an initial value greater than $250,000.
      Whether a performance unit or performance share actually will result in a payment to a participant will depend upon the extent to which performance goals established by the Executive Compensation Committee are satisfied. The applicable performance goals will be determined by the Executive Compensation Committee as specified in the Equity Incentive Plan. The Executive Compensation Committee may, in its sole discretion, waive any performance goal requirement.
      After a performance unit or performance share award has vested (that is, after the applicable performance goal or goals have been achieved), the participant will be entitled to receive a payout of cash, common stock, or any combination thereof, as determined by the Executive Compensation Committee. Unvested performance units and performance shares will be forfeited upon the earlier of the recipient’s termination of employment or the date set forth in the Award Agreement.
Other Equity-Based Awards
      The Executive Compensation Committee may grant other types of equity-based Awards, in such amounts and subject to such terms and conditions as the Executive Compensation Committee shall determine.
Equity Incentive Plan Benefits
      The Executive Compensation Committee has the sole discretion to determine who shall be granted Awards, as well as the size and types of such awards under the Equity Incentive Plan. For this reason, the Company cannot determine the number of options, SARs, restricted stock awards, performance unit awards or performance share awards that might be received by participants under the Equity Incentive Plan.

      The following table sets forth, as of December 26, 2004, the total number of options and other awards granted to each of the following persons and groups under the Equity Incentive Plan since its inception in 1995.

Options and Awards
Granted under the
Equity Incentive Plan
Option and Award Recipients	1995 – 2004(1)

Lloyd Hill	2,080,910
David L. Goebel	318,231
Steven K. Lumpkin	975,045
John C. Cywinski	541,548
Louis A. Kaucic	703,789
Executive Group	5,280,207
Non-Executive Director Group	1,624,860
Non-Executive Employee Group	11,402,924

(1)	The executive group total includes options and awards granted to Messrs. Hill, Goebel, Lumpkin, Cywinski and Kaucic as well as all other current executives of the Company. The non-executive director group total includes only the Company’s current non-employee directors and excludes current employee directors. The non-executive employee group total includes all other grants and awards to employees including amounts granted and awarded to employees that are no longer employed by the Company. The Company has not issued any SARs or performance unit awards under the Equity Incentive Plan.
Transferability of Awards
      Except as otherwise set forth in an Award Agreement, Awards granted under the Equity Incentive Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.
Change in Control
      Except as described below, in the event of a change in control not approved by the Continuing Directors (as defined below), Awards granted under the Equity Incentive Plan then outstanding but not then exercisable (or subject to restrictions) become immediately exercisable, unless otherwise provided in the applicable Award Agreement. In general, for Awards granted prior to the 2004 Annual Meeting of Stockholders, a change in control occurs if (1) a person (other than the Company and its affiliates) directly or indirectly owns 30% of the common stock, (2) the composition of the Board changes during any two-year period whereby directors at the beginning of the period (including new directors approved by a vote of at least two-thirds of the directors then in office) (“Continuing Directors”) cease to constitute a majority of the Board, or (3) the stockholders of the Company approve a merger, consolidation or plan of complete liquidation of the Company or approve an agreement for the sale of all or substantially all of the Company’s assets.
      For Awards granted after the 2004 Annual Meeting of Stockholders, and for prior Awards if consented to by the participant, unless approved by the Continuing Directors (defined for this purpose as Directors at the time of the 2004 Annual Meeting and Directors designated at the time of their election as Continuing Directors by a majority of the then Continuing Directors), a change in control occurs (1) if Continuing Directors no longer constitute two-thirds of the Board, (2) when a person and its affiliates becomes the owner, directly or indirectly of 30% of the common stock, (3) upon the merger or consolidation of the Company, the sale of substantially all the assets of the Company or the liquidation of the Company, unless Continuing Directors constitute two-thirds of the directors of the surviving corporation or (4) if at least two-thirds of the Continuing Directors determine that any other action would constitute a change of control. In such case, the Board may provide for the assumption of Awards, accelerate vesting or provide for cancellation of Awards and a cash payment to participants.
Amendment and Termination of the Equity Incentive Plan
      The Board generally may amend or terminate the Equity Incentive Plan at any time and for any reason in accordance with applicable rules and regulations. The Board will obtain stockholder approval for any amendment which would require approval pursuant to the listing standards of The Nasdaq Stock Market.

Tax Aspects
      The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to Awards granted under the Equity Incentive Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.
      A recipient of a stock option or SAR will not have taxable income on the date of grant. Upon the exercise of nonqualified options and SARs, the participant will recognize ordinary income equal to the difference between the fair market value of the shares on the date of exercise and the exercise price. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.
      Purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition either will be long-term capital gain or loss or ordinary income, depending upon how long the participant holds the shares. Any ordinary income recognized will be in the amount, if any, by which the lesser of (1) the fair market value of such shares on the date of exercise, or (2) the amount realized from the sale, exceeds the exercise price.
      Upon receipt of restricted stock, a performance unit or a performance share, the participant will not have taxable income unless he or she elects to be taxed at receipt. Absent such election, upon vesting the participant will recognize ordinary income equal to the fair market value of the shares or units at such time. Any gain or loss recognized upon any later disposition of shares generally will be capital gain or loss.
      The Executive Compensation Committee may permit participants to satisfy tax withholding requirements in connection with the exercise or receipt of an Award by (1) electing to have the Company withhold otherwise deliverable shares, or (2) delivering to the Company then owned shares having a value equal to the amount required to be withheld.
      The Company will be entitled to a tax deduction for an Award in an amount equal to the ordinary income realized by the participant, if any, at the time the participant recognizes such income. In addition, Internal Revenue Code section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. The Company can preserve the deductibility of certain compensation in excess of $1 million, however, if the Company complies with conditions imposed by section 162(m). The Equity Incentive Plan has been designed to permit the Executive Compensation Committee to grant Awards which satisfy the requirements of section 162(m).
PROPOSAL III
AMENDMENT TO THE APPLEBEE’S INTERNATIONAL, INC.
EMPLOYEE STOCK PURCHASE PLAN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
Proposed Amendment
      The Board of Directors has adopted, subject to stockholder approval, Amendment No. 5 to the Applebee’s International, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) and directed that the amendment be submitted to a vote of the stockholders at the Annual Meeting. The amendment provides that an additional 500,000 shares of the Company’s common stock be available for distribution under the Purchase Plan. The Purchase Plan would be amended as follows:

The first sentence of Section 7.2 is replaced with the following two sentences:

“The aggregate number of Shares originally available for offer under the Plan was two hundred thousand (200,000), which has been adjusted from time to time pursuant to Section 15.3 and increased from time to time by amendments to the Plan. The maximum, aggregate number of Shares available for offer under the Plan prior to January 1, 2005 is 1,350,000. Effective January 1, 2005, 500,000 additional shares shall be available for offer under this Plan so that the maximum, aggregate number of Shares available for offer under the Plan is 1,850,000.”

Description of the Employee Stock Purchase Plan
      The following paragraphs provide a summary of the principal features of the Purchase Plan and its operation. The following summary is qualified in its entirety by reference to the Purchase Plan, a copy of which may be obtained from the Company upon written request. A copy is also available as an exhibit to our Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Purpose
      The purpose of the Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of our common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
Administration
      The Purchase Plan is administered by a Committee appointed by the Board of Directors (the “Committee”). Subject to the provisions of the Purchase Plan, the Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.
Eligibility and Number of Shares
      Up to 1,850,000 shares of the Company’s common stock (as adjusted for prior stock splits and stock dividends and including the 500,000 shares authorized by the proposed amendment) are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Committee in the event of certain changes in the outstanding shares of common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/ dealer selected by the Company (the “Agent”), by direct issuance from the Company (whether newly issued or treasury shares) or by any combination thereof. Any employee of the Company or a parent or subsidiary corporation of the Company (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period (as defined below). “Purchase Period” means each calendar quarter of the year.
      Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.
      No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock. We currently have approximately 27,000 employees who are eligible to participate in the Purchase Plan.
Participation
      An eligible employee who elects to participate in the Purchase Plan will authorize the Company to make payroll deductions of a specified fixed dollar amount or whole percentage from 1% to 15% of the employee’s pay as defined in the Purchase Plan. A participant may, on January 1, April 1, July 1 or October 1, direct the Company to increase or decrease the amount of deductions (within those limits) or make no further deductions, as set forth in greater detail in the Purchase Plan. A participant may also elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash as soon as practicable. Any participant who stops payroll deductions may not thereafter resume payroll deductions for that Purchase Period, and any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.
      Amounts withheld under the Purchase Plan will be held by us as part of our general assets until the end of the Purchase Period and then applied to the purchase of common stock as described below. No interest will be credited to a participant for amounts withheld.
Purchase of Stock
      As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of common stock. The purchase price of each share will be equal to 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of common stock (including fractional shares) that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to receive the entire amount in cash. If some or all of such shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, we will provide to the Agent such funds, in addition to the funds available from participants’ payroll deductions, as may be necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).
      No more than $25,000 in Fair Market Value (determined on the last day of the respective Purchase Periods) of shares of common stock may be purchased under the Purchase Plan and all other employee stock purchase plans, if any, of the Company and any parent or subsidiary corporation of the Company by any participant for each calendar year.
      If purchases by all participants would exceed the number of shares of common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of common stock will be refunded to the participant in cash.
      Shares of common stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with the Agent maintaining individual subaccounts for each participant (showing fractional share ownership to four decimal places). Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. Certificates for the number of whole shares of common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative. No certificates for fractional shares will be issued and participants will instead receive cash representing any fractional shares.
      Dividends on a participant’s shares held in the general securities brokerage account will automatically be reinvested in additional shares of common stock. If a participant desires to receive dividends in cash, he must request that a certificate for such shares be issued.
Death, Disability, Retirement or Other Termination of Employment
      If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be returned to the participant or beneficiary, as the case may be, and the participant’s interest in the securities brokerage account will be liquidated as described in the Purchase Plan.
Rights Not Transferable
      The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.
Amendment or Modification
      The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by the stockholders of the Company is required to increase the number of shares to be reserved under the

Purchase Plan if the Board determines that the Purchase Plan shall continue to be qualified under Section 423 of the Code, (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions).
Termination
      All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that all shares available for purchase under the Purchase Plan have been purchased or (ii) the day the Purchase Plan is terminated by the Board of Directors. Upon termination of the Purchase Plan, shares of common stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase common stock will be refunded to the participants.
Federal Tax Considerations
      The following discussion is intended to provide an overview of the U.S. federal income tax laws which are generally applicable to the Purchase Plan as of the date of this Proxy Statement. People or entities in differing circumstances may have different tax consequences, and the tax laws may change in the future. This discussion is not to be construed as tax advice.
      Payroll deductions under the Purchase Plan will be made on an after-tax basis. Participants will not recognize any additional income as a result of participation in the Purchase Plan until the disposal of shares acquired under the Purchase Plan. Participants who hold their shares for more than 24 months after the beginning of the Purchase Period or who die while holding their shares will recognize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price paid by the participant or (ii) the excess of the fair market value of the shares on the first day of the Purchase Period over the purchase price paid by the participant. If the 24-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, the Company will not be entitled to any deduction in connection with the transfer of such shares to the participant.
      Participants who dispose of their shares within 24 months after the beginning of the purchase period have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, the Company generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.
      Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.
PROPOSAL IV
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE 2005 FISCAL YEAR
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL
      The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the 2005 fiscal year. This proposal asks you to ratify this selection. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they wish, and they will be available to answer any questions you may have.

PROPOSAL V
SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL
      People for the Ethical Treatment of Animals (PETA), 501 Front St., Norfolk, Va., 23510, beneficial owner of 142 shares of Common Stock, has notified the Company that it intends to present a resolution at the Annual Meeting. As required by the Securities and Exchange Commission, the resolution is included below exactly as submitted. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement.
      For the reasons stated in the Statement of Opposition below, the Board of Directors recommends that you vote AGAINST this Shareholder Proposal.
Shareholders’ Resolution
      This proposal is submitted by People for the Ethical Treatment of Animals (PETA), which owns 142 shares of Applebee’s stock.
      Our company has shown its commitment to the important consumer issue of animal welfare by adopting the animal welfare guidelines of the Food Marketing Institute (FMI) and by publicly stating its commitment to animal welfare. Applebee’s should be commended for these steps. However, the facilities that supply our restaurants with animal products are still home to abuses that most decent people would deem unacceptable. Our company has taken some laudable first steps to address these issues, but there is much work left to be done.
      One area in which much improvement is needed is that of chicken slaughter. Currently, chickens raised for Applebee’s are hung upside-down by their often-injured legs in painful metal shackles and run through an electrified stun bath that often gives them painful shocks without rendering them insensible to pain. Many are still fully conscious when their throats are slit or when they are dunked into tanks of scalding-hot water for feather removal. Clearly, there are major animal welfare concerns with this outdated process.
      Other companies are starting to explore a new slaughter technology known as controlled-atmosphere killing (CAK), which eliminates most — if not all — of these concerns. When using CAK, chickens are placed into a controlled environment where the oxygen they are breathing is slowly replaced with an inert gas, such as argon or nitrogen, putting the birds to sleep quickly and painlessly. CAK is a USDA-approved method of slaughtering chickens and has been described by animal welfare experts as “the most stress-free, humane method of killing poultry ever developed.” The technology also has positive worker and food safety implications, and it has been shown that the resulting savings would recoup the initial investment in a year and a half or less.
      CAK is perhaps the single most important scientific advance in the field of chicken slaughter, and since our company has acknowledged its commitment to animal welfare, it has a responsibility to fully explore any such advances.
Resolved:
      Shareholders request that the board of directors issue a report to shareholders by October 2005, prepared at reasonable cost and omitting proprietary information, on the feasibility of Applebee’s requiring its chicken suppliers to phase in controlled-atmosphere killing within a reasonable timeframe, with a focus on the animal welfare and economic benefits that this technology could eventually bring to all our company’s slaughter facilities.
Board of Directors’ Statement in Opposition of the Proposal
      Your Company is committed to the proper and humane handling of all animals in its supply chain. We require all of the company’s protein suppliers to adhere strictly to the USDA’s Humane Methods of Slaughter Act. The Company also has employed the consultative services of Dr. Temple Grandin, one of the nation’s most recognized leaders in animal welfare to assist the Company in strengthening its animal welfare program. The Company supports the enhanced animal welfare guidelines developed by Dr. Grandin, and those developed by the Food Marketing Institute and the National Council of Chain Restaurants, whichever are more stringent. Additionally, in the past two years, Applebee’s has more than doubled the size of its Quality Assurance team to improve the Company’s food quality and safety program and to increase the Company’s ability to monitor its suppliers’ adherence to its animal welfare standards.
      Your Company is constantly evaluating new and emerging technologies related to improving animal welfare, including but not limited to, controlled-atmosphere killing. At this time, there is extremely limited domestic use of CAK technology and even more limited study as to its technological feasibility. We believe CAK and other emerging technologies are worthy of continued study and review. We are encouraged that McDonald’s Corporation has agreed to undertake a study on CAK and we look forward to reviewing its results. Therefore, your Company believes the type of study requested in this proposal would be expensive, time-consuming and duplicative. That said, your Company is committed to continuing to monitor new technologies and, where and when appropriate, taking action to further the humane treatment of all animals in our supply chain.
FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
OTHER MATTERS
Incorporation by Reference
      In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading. Based on SEC regulations, the Performance Graph of this Proxy Statement, the “Audit Committee Report” and the “Executive Compensation Committee Report” specifically are not incorporated by reference into any other filings with the SEC.
Additional Meeting Information
      We know of no other matters for stockholders to consider at the Annual Meeting. If a stockholder properly presents any other matter at the meeting, the persons named in the accompanying proxy to vote on behalf of your shares will vote on that matter in accordance with their best judgment.
      We encourage each stockholder to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy in the accompanying envelope. If you would respond promptly, it would greatly assist us in making arrangements for the meeting. We appreciate your cooperation. If you attend the meeting, you may vote your shares in person even if you sent in your proxy.

By Order of the Board of Directors

Rebecca R. Tilden, Secretary
Applebee’s International, Inc.
4551 W. 107th Street
Overland Park, Kansas 66207
Overland Park, Kansas
April 12, 2005

APPENDIX A
Applebee’s International, Inc.
Audit Committee Charter
Organization
There shall be a committee of the Board of Directors known as the Audit Committee. The Audit Committee shall be composed of three or more directors who meet all applicable independence requirements of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the “Act”). No Audit Committee member may be an officer or employee of the Company or any of its divisions or subsidiaries and may not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.
All members of the Audit Committee shall be able to read and understand fundamental financial statements and at least one member of the Audit Committee shall have past or current employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. In the determination of the Board of Directors, at least one individual shall meet the definition of “audit committee financial expert” as set forth in the Act.
Statement of Policy
The purpose of the Audit Committee is to oversee the accounting and financial reporting process of the Company and the audits of the Company’s financial statements. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the Chief Financial Officer, the internal auditors, and other members of management of the Company.
The Audit Committee has the authority to engage independent counsel and other advisors it deems necessary to carry out its duties. The Company shall provide any necessary funds to serve this purpose.
Election
The members of the Audit Committee shall be elected by the Board of Directors at the annual meeting of the Board of Directors to serve a term of one (1) year or until their successors shall be duly elected and qualified. The Board of Directors will appoint a Chair to preside at the Audit Committee meetings and schedule meetings as appropriate.
Responsibilities
In carrying out its responsibilities and serving its purpose, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions.
The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in any proxy statement). To effect the foregoing, the Audit Committee shall review the independence and effectiveness of the independent auditors and annually approve the appointment of the independent auditors to audit the financial statements of the Company and its divisions and subsidiaries or approve any discharge of independent auditors, if necessary. The independent auditors shall report directly to the Audit Committee.
In addition, as necessary and appropriate, the Audit Committee will:

1.	Be directly responsible for approving all audit services and the compensation paid to the independent auditors and for oversight of their work.

2.	Implement procedures, separate or in conjunction with other procedures and policies of the Company, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

3.	Review and reassess, at least on an annual basis, the adequacy of this Audit Committee Charter.

4.	Ensure receipt from the independent auditors of a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board No. 1.

5.	Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors. In considering independence, receive confirmation that the independent auditors are independent pursuant to Rule 2-01 of Regulation S-X and pursuant to any requirements of the Act.

6.	Take appropriate action to oversee the independence of the independent auditors.

7.	Review the Company’s earnings release prior to the release of year-end earnings and audited financial statements prior to filing the Company’s Annual Report on Form 10-K.

8.	In connection with the Company’s year-end financials, discuss with financial management and independent auditors significant issues regarding accounting principles, practices, and judgments and any items required to be communicated by the independent auditors in accordance with Statement on Accounting Standards No. 61. Review all reports required to be delivered by the independent auditors under the Act. Discuss policies with respect to risk assessment and risk management. Review separately with the independent auditors any audit problems or difficulties in management’s response to issues.

9.	Review, as appropriate, other material financial information submitted to any governmental or public body, including any certification, report, opinion, or review rendered by the independent auditors.

10.	Review the Company’s quarterly financial results prior to the release of quarterly earnings and prior to filing the Company’s Quarterly Report on Form 10-Q. In connection with the Company’s interim financials, discuss with financial management and independent auditors any significant changes to the Company’s accounting principals and any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards No. 71. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of the quarterly review and communication.

11.	Following each audit by the independent auditors, obtain from the independent auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

12.	Approve the report of the Audit Committee required by the rules of the SEC to be included in the Company’s annual proxy statement.

13.	Oversee the publication of this Audit Committee Charter at least every three years in the Company’s annual proxy statement in accordance with SEC regulations.

14.	Meet with the independent auditors, the CFO and the senior financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

15.	Review with the independent auditors, the Company’s internal auditor, and the CFO and other financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Further, the Audit Committee periodically should review Company policy statements relating to its code of conduct.

16.	Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

17.	Receive when appropriate, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

18.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

19.	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

20.	Oversee the investigation of any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

21.	Review the Company’s policies concerning the hiring of employees of the Company’s independent auditors. Evaluate compliance with the Act with respect to any such hiring.

22.	Assess, along with the Board of Directors, the performance of the independent auditors and whether it is in the best interest of the Company to regularly rotate its independent auditors. Evaluate and ensure compliance with the Act with respect to rotation of auditor personnel in charge of or participating in the audit.

23.	Consider whether the engagement of the independent auditors for non-audit services is compatible with maintaining the independent auditors’ independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees. Such services will only be those permissible by the Act and any Nasdaq Stock Market requirements.

24.	Review the experience and credentials of the senior individuals working for the independent auditors on the Company’s account.

25.	Review the policies and procedures of the independent auditors with respect to quality control.

26.	Review any opinions of the independent auditors that management received on the application of accounting principles to a completed, proposed or hypothetical transaction pursuant to Statement of Auditing Standards No. 50, and discuss with financial management and the independent auditors how the election of alternative methods permitted under GAAP would impact the financial statements.

27.	Discuss and review with management and the independent auditors any off-balance sheet arrangements, as well as their effect and the effect of emerging issues arising out of accounting and regulatory proposals on the financial statements of the Company.

28.	Discuss and review with management and the independent auditors any complaints by employees involving material concerns related to the financial statements, audits or accounting policies of the Company.

29.	To do all other things and perform such tasks and functions as are designated by the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principals. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations and the Company’s code of conduct.

Revised as of December 11, 2003

APPLEBEE’S INTERNATIONAL, INC.

PROXY FOR
ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 12, 2005
10:00 a.m. (Local Time)

Overland Park Marriott Hotel
10800 Metcalf Avenue
Overland Park, KS 66210

APPLEBEE’S INTERNATIONAL, INC. 4551 W. 107th Street Overland Park, KS 66207	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2005.

The undersigned hereby appoints Lloyd L. Hill and Rebecca R. Tilden, and either of them proxies with full power of substitution to vote all shares of Common Stock of Applebee’s International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Applebee’s International, Inc. to be held on May 12, 2005, or at any adjournment or postponement thereof. This proxy will be voted as directed herein. If no direction is given, this proxy will be voted FOR Proposals I through IV, and AGAINST Proposal V. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 11, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/appb/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 11, 2005.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Applebee’s International, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

òPlease detach here ò

     The Board of Directors Recommends a Vote FOR Proposals 1 through 4 and AGAINST Proposal 5.

1.	Election of directors:	01 Erline Belton 02 Eric L. Hansen	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve the amendment to the Applebee’s International, Inc. Amended and Restated 1995 Equity Incentive Plan.	☐	For	☐	Against	☐	Abstain
3.	Approve the amendment to the Applebee’s International, Inc. Employee Stock Purchase Plan.	☐	For	☐	Against	☐	Abstain
4.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2005 fiscal year.	☐	For	☐	Against	☐	Abstain
5.	Act on a shareholder proposal to require us to issue a report on the feasibility of requiring our chicken suppliers to utilize an alternative method of slaughter.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 THROUGH 4 AND AGAINST PROPOSAL 5.

Address Change? Mark Box    ☐ Indicate changes below:

Date

Signature(s) in Box
Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee, guardian or corporate officer, give full title as such; when shares have been issued in names of two or more persons, all should sign.